As filed with the U.S. Securities and Exchange Commission on January 4, 2024

Registration No. 333–276263

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER THE
SECURITIES ACT OF 1933

LogicMark, Inc.

(Exact name of registrant as specified in its charter)

Nevada	46-0678374
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

LogicMark, Inc.

2801 Diode Lane

Louisville, KY 40299

(502) 442-7911

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chia-Lin Simmons
Chief Executive Officer
LogicMark, Inc.

2801 Diode Lane

Louisville, KY 40299

(502) 442-7911

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David E. Danovitch, Esq.	Leslie Marlow, Esq.
Michael DeDonato, Esq.	Blank Rome LLP
Sullivan & Worcester LLP	1271 Avenue of the Americas
1633 Broadway	New York, New York 10020
New York, NY 10019	(212) 885-5000
(212) 660-3060

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 4, 2024

Up to 1,462,790 Shares of Common Stock

Issuable Upon Exercise of Common Stock Purchase Warrants

LogicMark, Inc.

This prospectus relates to the offer and resale of up to an aggregate of 1,462,790 shares of common stock, par value $0.0001 per share (the “Common Stock”), of LogicMark, Inc. (the “Company”, “LogicMark”, “we”, “us” or “our”), as follows: (i) 80,732 shares (the “Series A Warrant Shares”) of Common Stock issuable upon exercise of Series A Common Stock purchase warrants (the “Series A Warrants”); and (ii) 1,382,058 shares of Common Stock (the “Series B Warrant Shares” and together with the Series A Warrant Shares, the “Warrant Shares”) issuable upon exercise of Series B Common Stock purchase warrants (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”). The Series A Warrants were issued pursuant to warrant inducement agreements (the “2021 Inducement Agreements”) with certain holders of the Company’s common stock purchase warrants issued pursuant to a firm commitment public offering by the Company that closed on September 15, 2021 (the “Existing September 2021 Warrants”) and the Series B Warrants were issued pursuant to warrant inducement agreements (the “2023 Inducement Agreements” and together with the 2021 Inducement Agreements, the “Inducement Agreements”) with certain holders of the Company’s common stock purchase warrants issued pursuant to a firm commitment public offering by the Company that closed on January 25, 2023 (the “Existing January 2023 Warrants” and together with the Existing September 2021 Warrants, the “Existing Warrants”). Pursuant to the Inducement Agreements, in consideration for the exercise by the holders of the Existing Warrants (the “Selling Stockholders”) during the period from the date of the Inducement Agreements until December 20, 2023 (the “Inducement Deadline”), the Company agreed to lower the exercise price per share of such Existing Warrants to (x) $2.00 per share for the Existing September 2021 Warrants and (y) $2.00 per one and one-half share for the Existing January 2023 Warrants, and to issue to the Selling Stockholders new (A) Series A Warrants to purchase a number of Series A Warrant Shares equal to 200% of the number of shares of Common Stock issued upon exercise of the Existing September 2021 Warrants to holders of Existing September 2021 Warrants, at an exercise price of $2.00 per Series A Warrant Share, and (B) Series B Warrants to purchase a number of Series B Warrant Shares equal to 200% of the number of shares of Common Stock issued upon exercise of the Existing January 2023 Warrants to holders of Existing January 2023 Warrants, at an exercise price of $2.00 per one and one-half Series B Warrant Share (such transactions, collectively, the “Inducements”).

The Warrants and the Warrant Shares are referred to collectively herein as the “Securities”. For additional information regarding the issuance of the Securities, see “November 2023 Warrant Inducement Transactions” beginning on page 8.

This prospectus also covers any additional shares of Common Stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends and other events described therein.

The Warrant Shares will be resold from time to time by the Selling Stockholders listed in the section titled “Selling Stockholders” beginning on page 9.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Warrant Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the Warrant Shares offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Warrant Shares hereunder following the effective date of this registration statement. We provide more information about how Selling Stockholders may sell their Warrant Shares in the section titled “Plan of Distribution” on page 19.

We are registering the Warrant Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of our Common Stock by the Selling Stockholders in the offering described in this prospectus, we will receive $2.00 per share upon the cash exercise of the Series A Warrants, and $2.00 per one and one-half share upon the cash exercise of each of the Series B Warrants. Upon the exercise of the Warrants for all 1,462,790 Warrant Shares by payment of cash, however, we will receive aggregate gross proceeds of approximately $2.0 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Warrant Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Warrant Shares.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “LGMK.” The last reported sales prices of our Common Stock on Nasdaq on January 3, 2024 was $1.04 per share.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 5 and in the documents which are incorporated by reference herein to read about factors you should consider before investing in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2024.

i

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to 1,462,790 shares of Common Stock. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of Common Stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of Common Stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of shares of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to the “LogicMark,” “Company,” “we,” “our” and “us” refer to LogicMark, Inc., a Nevada corporation with respect to the Company on or after June 1, 2023, and LogicMark, Inc., a Delaware corporation with respect to the Company prior to June 1, 2023.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should carefully read this entire prospectus, and our other filings with the SEC, including the following sections, which are either included herein and/or incorporated by reference herein, “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements incorporated by reference herein before making a decision about whether to invest in our Common Stock. All references to “we,” “us,” “our,” and the “Company” refer to LogicMark, Inc., unless we specifically state otherwise or the context indicates otherwise.

Company Overview

LogicMark, Inc. provides personal emergency response systems (“PERS”), health communications devices, and Internet of Things (“IoT”) technology that creates a connected care platform. The Company’s devices provide people with the ability to receive care at home and age independently. The Company’s PERS devices incorporate two-way voice communication technology directly in the medical alert pendant and provide life-saving technology at a customer-friendly price point aimed at everyday consumers. These PERS technologies are sold direct-to-consumer through the Company’s eCommerce website, through dealers and distributors, as well as through the United States Veterans Health Administration (the “VA”). The Company was awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state, and local governments (the “GSA Agreement”).

Healthcare

LogicMark builds technology to remotely check, manage and monitor a loved one’s health and safety. The Company is focused on modernizing remote monitoring to help people stay safe and live independently longer. We believe there are five trends driving the demand for better remote monitoring systems:

1. The “Silver Tsunami”. With 10,000 Baby Boomers turning 65 daily in the U.S. every day, there will be more older adults than children under 18 for the first time in the near future. With 72 million “Baby Boomers” in the United States, they are not only the largest generation but the wealthiest. Unlike generations before them, Baby Boomers are reliant and comfortable with technology. Most of them expect to live independently in their current home or downsize to a smaller home as they get older.

2. Shift to At-Home Care. As it stands, the current healthcare system is unprepared for the resource strain and is shifting much of the care elderly patients used to receive at a hospital or medical facility to the patient’s home. The rise of digital communication to support remote care exploded during the COVID-19 pandemic. The need for connected and remote monitoring devices is more necessary and in-demand than ever before.

3. Rise of Data and IoT. Doctors and clinicians are asking patients to track more and more vital signs. Whether it’s how they’re reacting to medication or tracking blood sugar, patients and their caregivers are participating in their healthcare in unprecedented ways. Consumers are using data collected from connected devices like never before. This data can be used to prevent health emergencies as technology companies use machine learning (ML) / artificial intelligence (“AI”) to learn patient patterns and alert the patient and their care team of potential emergencies.

4. Lack of Healthcare Workers. It’s estimated that 20% of healthcare workers quit during the COVID-19 pandemic. Many healthcare workers who were working during the COVID-19 pandemic suffered from burnout, exhaustion and demoralization due to the COVID-19 pandemic. There were not enough healthcare workers to support our entire population throughout the pandemic, let alone enough to support our elderly population. The responsibility of taking care of elderly family members is increasingly falling on the family, and they need help.

5. Rise of the Care Economy. The term “Care Economy” refers to the money people contribute to care for people until the end of their lives; the Care Economy offsets the deficiencies within the healthcare system and the desire to age in place. There has been little innovation in the industry because the majority of PERS are operated by home security companies. It is not their main line of business, and they have little expertise in developing or launching machine-learning algorithms or artificial intelligence.

Together, we believe these trends have produced a large and growing market opportunity for the Company. We enjoy a strong base of business with the VHA and plan to expand to other government services after being awarded the five-year GSA Agreement in July 2021.

The PERS Opportunity

PERS, also known as a medical alert or medical alarm system, is designed to detect a threat that requires attention and then immediately contacts a trusted family member and/or the emergency medical workforce. Unlike conventional alarm systems which consist of a transmitter and are activated in the case of an emergency, PERS transmits signals to an alarm monitoring medical team, which then departs for the location where the alarm was activated. These types of medical alarms are traditionally utilized by the disabled, elderly or those living alone.

The PERS market is generally divided into direct-to-consumer and healthcare customer channels. With the advent of new technologies, demographic changes, and our five previously stated trends in healthcare, an expanded opportunity exists for LogicMark to provide at-home and on-the-go health and safety solutions to both customer channels.

For LogicMark, growing the Healthcare opportunity relies on partnering with organizations such as government, Medicaid, hospitals, insurance companies, managed care organizations, affiliates and dealers. Partners can provide leads at no cost for new and replacement customers, have significant buying power and can provide collaboration on product research and development.

Our longstanding partnership with the VHA is a good example. LogicMark has been selling PERS devices to the U.S. government for many years. The signing of the GSA Agreement in 2021 further strengthens our partnership with the government and expands our ability to capture new sales. We envision a focus on growing the healthcare channel during 2023 given lower acquisition costs and higher customer unit economics.

In addition to the healthcare channel, LogicMark also expects to grow sales volume through its direct-to-consumer channel. It is estimated that approximately 70% of PERS customers fall into the direct-to-consumer category. Family members regularly conduct research and purchase PERS devices for their loved ones through online websites. The Company expects traditionally higher customer acquisition costs to be balanced by higher sales growth and lower sales cycles with an online DTC channel.

With the growth in IoT devices, data driven solutions using AI and ML are helping guide the growth of the PERS industry. In both the healthcare and direct-to-consumer channels, product offerings can include 24/7 emergency response, fall detection, activity monitoring, medication management, caregiver and patient portals, concierge services, telehealth, vitals monitoring, and customer dashboards. These product offerings are primarily delivered via mobile and home-base equipment. LogicMark will also pursue research and development partnerships to grow our product offering.

Corporate Information

We were originally incorporated in the State of Delaware on February 8, 2012. In 2016, we acquired LogicMark, LLC, which operated as a wholly-owned subsidiary of the Company until December 30, 2021, when it was merged into the Company (formerly known as Nxt-ID Inc.) along with the Company’s other subsidiary, 3D-ID, LLC. Effective February 28, 2022, the Company changed its name from Nxt-ID, Inc. to LogicMark, Inc. The Company has realigned its business strategy with that of its former LogicMark, LLC operating division, managing contract manufacturing and distribution of non-monitored and monitored PERS sold through the VA, healthcare durable medical equipment dealers and distributors and monitored security dealers and distributors.

On June 1, 2023, the Company was incorporated in the State of Nevada by merging its predecessor entity with and into its wholly-owned subsidiary, LogicMark, Inc., a Nevada corporation, pursuant to an agreement and plan of merger, dated as of June 1, 2023. Such Nevada entity survived and succeeded to the assets, continued the business and assumed the rights and obligations of LogicMark, Inc., the Delaware corporation that existed immediately prior to the effective date of such agreement.

Our principal executive office is located at 2801 Diode Lane, Louisville, KY 40299, and our telephone number is (502) 519-2419. Our website address is www.logicmark.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus. The information on our website is not part of this prospectus.

Recent Developments

Director Appointments

On October 27, 2023, the board of directors (the “Board”) of the Company appointed both Thomas W. Wilkinson and Carine Schneider as members of the Board. Each of Mr. Wilkinson and Ms. Schneider will serve as directors until the next annual meeting of the Company’s stockholders, at which time he or she will stand for election and if elected, serve as Company directors until the annual meeting of the Company’s stockholders following his or her election, or his or her earlier resignation, retirement or other termination of service.

November 2023 Warrant Inducement Transactions

On November 21, 2023, the Company entered into each of the 2021 Inducement Agreements and the 2023 Inducement Agreements with certain of its warrant holders, including each of the Selling Stockholders, pursuant to which the Company induced such warrant holders to exercise for cash their Existing Warrants to purchase up to approximately 909,059 shares of Common Stock, at a lower exercise price of (x) $2.00 per share for the Existing September 2021 Warrants and (y) $2.00 per one and one-half share for the Existing January 2023 Warrants, during the period from the date of the Inducement Agreements until the Inducement Deadline. In consideration therefor, the Company agreed to issue such warrant holder Series A Warrants and the Series B Warrants. For additional information regarding the issuance of the Series A Warrants and Series B Warrants to the Selling Stockholders, see “November 2023 Warrant Inducement Transactions” beginning on page 8.

THE OFFERING

This prospectus relates to the offer and resale by the Selling Stockholders of up to 1,818,339 Warrant Shares issuable upon the exercise of the Warrants. All of the Warrant Shares, if and when sold, will be sold by the Selling Stockholders. The Selling Stockholders may sell the Warrant Shares from time to time at prevailing market prices or at privately negotiated prices.

Warrant Shares offered by the Selling Stockholders:	Up to 1,462,790 shares of Common Stock.

Shares of Common Stock outstanding after completion of this offering (assuming full exercise of the Warrants for cash for the Warrant Shares offered hereby):	3,613,202 shares of Common Stock (1)

Use of proceeds:	We will not receive any of the proceeds from any sale of the Warrant Shares by the Selling Stockholders. We may receive proceeds in the event that any of the Warrants are exercised for cash at their applicable exercise prices, which may result in aggregate gross proceeds of up to approximately $2.0 million if all Warrants are fully exercised with cash. Any proceeds that we receive from the exercise of the Warrants will be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors:	An investment in the shares of Common Stock offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 5 and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq symbol:	Our Common Stock is listed on Nasdaq under the symbol “LGMK”.

(1)	Shares of our Common Stock that will be outstanding after this offering is based on 2,150,412 shares of Common Stock outstanding as of January 3, 2024, and excludes the following as of such date: (i) the exercise of outstanding warrants to purchase up to an aggregate of 3,672,757 shares of Common Stock at a weighted average exercise price of approximately $46.08 per share, (ii) the exercise of outstanding options granted to certain directors of the Company to purchase up to an aggregate of 41,632 shares of Common Stock at a weighted average exercise price of $13.02 per share, and (iii) the conversion of the 106,333 outstanding shares of Series F Preferred Stock into up to 3,545 shares of Common Stock based on a conversion price equal to $90.00 per share and all shares of Common Stock payable as dividends on such shares of Series F Preferred Stock.

RISK FACTORS

Holding the shares of Common Stock offered under this prospectus involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents that we incorporate by reference herein before you decide to invest in our Common Stock. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference herein. Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. Any of the risks and uncertainties set forth in this prospectus and in the documents incorporated by reference herein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our Common Stock.

Risks Related to the Resale of the Warrant Shares and Ownership of Our Common Stock

The Selling Stockholders may choose to sell the Warrant Shares at prices below the current market price.

The Selling Stockholders are not restricted as to the prices at which they may sell or otherwise dispose of the Warrant Shares covered by this prospectus. Sales or other dispositions of the Warrant Shares below the then-current market prices could adversely affect the market price of our Common Stock.

We will have broad discretion as to any proceeds that we receive from the cash exercise by any holders of the Warrants, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Warrant Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to approximately $2.0 million in aggregate gross proceeds from cash exercises of the Warrants, based on the applicable exercise prices of the Series A Warrants and the Series B Warrants, and to the extent that we receive such proceeds, we intend to use such proceeds for working capital and other general corporate purposes. We have considerable discretion in the application of such proceeds. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of such proceeds, which may be used for corporate purposes that do not improve our profitability or increase the price of our shares of Common Stock. Such proceeds may also be placed in investments that do not produce income or that lose value. The failure to use such funds by us effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

A large number of shares of Common Stock may be sold in the market following this offering and (i) upon the SEC declaring this registration statement on Form S-3 effective and (ii) once we obtain stockholder approval for the Inducements, each of which event may significantly depress the market price of our Common Stock.

Of the Series A Warrants, 50% are immediately exercisable and expire on the Termination Date (as defined in the Existing September 2021 Warrants) (the “Series A-1 Warrants”) and 50% will be exercisable at any time on or after the Stockholder Approval Date (as defined in the Inducement Agreements) (the “Series A-2 Warrants”), and have a term of exercise of five and a half years from the date of the initial closing of the Inducements (the “Initial Closing”). Of the Series B Warrants, 50% are immediately exercisable and expire on the Termination Date (as defined in the Existing January 2023 Warrants) (the “Series B-1 Warrants”) and 50% will be exercisable at any time on or after the Stockholder Approval Date (the “Series B-2 Warrants”), and have a term of exercise of five years and a half years from the date of the Initial Closing. The Warrant Shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act. Upon the SEC declaring this registration statement effective, a large number of freely tradeable shares would be issuable upon exercise of the Series A-1 Warrants and the Series B-1 Warrants registered hereby, and upon the Stockholder Approval Date, a large number of freely tradeable shares of Common Stock would be issuable upon exercise of the Series A-2 Warrants and the Series B-2 Warrants registered hereby. As a result, a substantial number of shares of our Common Stock may be sold in the public market following this offering and upon the SEC declaring our registration statement on Form S-1 effective, and an additional number of shares of Common Stock may be sold in the public market following the Stockholder Approval Date.

If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell our Common Stock. Sales of a substantial number of Warrant Shares in the public market following the completion of this offering, or the perception that such sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of our additional equity securities.

You may experience future dilution as a result of the issuance of the Warrant Shares, future equity offerings by us and other issuances of our Common Stock or other securities. In addition, the issuance of the Warrant Shares and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share as prior issuances of Common Stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the prices per share for previous issuances of Common Stock or securities convertible into Common Stock paid by certain investors. In addition, the exercise prices of the Warrants for the Warrant Shares may be or greater than the price per share previously paid by certain investors. You will incur dilution upon exercise of any outstanding stock options or warrants or upon the issuance of shares of Common Stock in accordance with our equity incentive plans. In addition, the issuance of the Warrant Shares and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of such shares for sale will have on the market price of our Common Stock.

Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus and the registration statement of which this prospectus forms a part, including the documents incorporated by reference herein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering of Warrant Shares, and such recipients should not rely on this information.

Risks Relating to our Business

We are uncertain of our ability to generate sufficient revenue and profitability in the future.

We continue to develop and refine our business model, but we can provide no assurance that we will be able to generate a sufficient amount of revenue, from our business in order to achieve profitability. It is not possible for us to predict at this time the potential success of our business. The revenue and income potential of our proposed business and operations are currently unknown. If we cannot continue as a viable entity, you may lose some or all of your investment in our Company.

We generated an operating loss of $5.9 million and a net loss of $5.5 million for the nine months ended September 30, 2023, compared to an operating loss of $6.9 million and a net loss of $6.9 million as of December 31, 2022. As of September 30, 2023, we had cash and cash equivalents and stockholders’ equity of $6.7 million and $21 million, respectively, compared to cash and cash equivalents and stockholders’ equity of $7 million and $21 million, respectively, as of December 31, 2022. As of September 30, 2023, we had working capital of $6.6 million compared to working capital as of December 31, 2022 of $7.1 million. We cannot provide any assurance that we will be able to raise additional cash from equity financings, secure debt financing, and/or generate revenue from the sales of our products. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in this prospectus and in our other filings with the SEC incorporated by reference to the registration statement of which this prospectus forms a part, contain forward-looking statements within the meaning of Section 21(E) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act. These forward-looking statements include, without limitation: statements regarding proposed new products or services; statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of our management’s goals and objectives; statements concerning our competitive environment, availability of resources and regulation; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and variations of such terms or similar expressions, are intended to identify such forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. You should review our subsequent reports filed with the SEC described in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference,” all of which are accessible on the SEC’s website at www.sec.gov.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

NOVEMBER 2023 WARRANT INDUCEMENT TRANSACTIONS

On November 21, 2023, the Company entered into each of the 2021 Inducement Agreements and the 2023 Inducement Agreements with certain of its warrant holders, including each of the Selling Stockholders, pursuant to which the Company induced such warrant holders to exercise for cash their Existing Warrants to purchase up to approximately 909,059 shares of Common Stock, at a lower exercise price of (x) $2.00 per share for the Existing September 2021 Warrants and (y) $2.00 per one and one-half share for the Existing January 2023 Warrants, during the period from the date of the Inducement Agreements until the Inducement Deadline. In consideration therefor and upon exercise by the Selling Stockholders of their respective Existing Warrants, the Company agreed to issue the Selling Stockholders the Warrants as follows: (A) Series A Warrants to purchase up to a number of shares of Common Stock equal to 200% of the number of shares of Common Stock issued upon exercise of the Existing September 2021 Warrants (up to 80,732 shares), at an exercise price of $2.00 per Series A Warrant Share; and (B) Series B Warrants to purchase up to a number of shares of Common Stock equal to 200% of the number of shares of Common Stock issued upon exercise of the Existing January 2023 Warrants (up to 1,382,058 shares), at an exercise price of $2.00 per one and one-half Series B Warrant Share. Of the Series A Warrants issued until the Inducement Deadline, 50% consist of Series A-1 Warrants, which are immediately exercisable and expire on the Termination Date (as defined in the Existing September 2021 Warrants) and 50% consist of Series A-2 Warrants, which will be exercisable at any time on or after the Stockholder Approval Date and have a term of exercise of five and a half years from the date of the Initial Closing. Of the Series B Warrants issued until the Inducement Deadline, 50% consist of Series B-1 Warrants, which are immediately exercisable and expire on the Termination Date (as defined in the Existing January 2023 Warrants) and 50% consist of Series B-2 Warrants, which will be exercisable at any time on or after the Stockholder Approval Date and have a term of exercise of five years and a half years from the date of the Initial Closing.

The Company agreed in the Inducement Agreements to file a registration statement to register the resale of the Warrant Shares by the Selling Stockholders upon exercise of the Warrants on or before thirty (30) days from the Initial Closing, which is satisfied upon the filing of the registration statement of which this prospectus forms a part, and to use commercially reasonable efforts to have this registration statement declared effective by the SEC within ninety (90) days following the date of filing this registration statement. Additionally, pursuant to the Inducement Agreements, the Company has agreed to hold an annual or special meeting of stockholders on or prior to the date that is one hundred eighty (180) days following the Initial Closing for the purpose of obtaining stockholder approval of the Inducements.

The exercise prices and the number of shares of Common Stock issuable upon exercise of each Warrant are subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock. In addition, in certain circumstances, upon a fundamental transaction, a holder of Warrants will be entitled to receive, upon exercise of the Warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the Warrants immediately prior to the fundamental transaction.

The Company may not effect the exercise of Warrants, and the applicable Holder will not be entitled to exercise any portion of any such Warrants, which, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by the holder of such Warrants (together with its affiliates) to exceed 4.99% or 9.99%, as applicable, of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of each of the Warrants. The Warrants may be exercised for cash, however if at any time after ninety (90) days after the initial issuance of the Warrants (and subject to stockholder approval, as applicable), there is no effective registration statement registering the issuance or resale of the Warrant Shares, then the Selling Stockholders may exercise such Warrants by means of a “cashless exercise” basis according to the formula included in such Warrants.

In addition, pursuant to the Inducement Agreements, and subject to certain exceptions, the Company has agreed: (i) until the earlier of 30 days from the Initial Closing or the Stockholder Approval Date, not to issue Common Stock or Common Stock Equivalents (as defined in the Inducement Agreements) and (ii) until the date that is six months from the date of the Inducement Agreements, not to enter into or effect any issuance of Common Stock or Common Stock Equivalents involving a Variable Rate Transaction (as defined in the Inducement Agreements).

The Company engaged a financial advisor (the “Advisor”) to provide exclusive financial services in connection with the Inducements and, pursuant to a certain financial advisory agreement, dated November 20, 2023, by and between the Company and the Advisor (the “Financial Advisory Agreement”), agreed to pay the Advisor a financial advisory fee equal to 7% of the aggregate gross proceeds received from the Holders’ exercise of their Warrants. In addition, the Company has also agreed to reimburse the Advisor for its accountable legal expenses in connection with the exercise of the Existing Warrants and the issuance of the Warrants of up to $30,000.

As of the date of this prospectus, the Company has received approximately $1.0 million in gross proceeds from the exercise of 40,366 Existing September 2021 Warrants and 460,686 Existing January 2023 Warrants, before deducting financial advisory fees and other expenses payable by the Company.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders consist of the Warrant Shares issuable upon exercise of the Warrants. For additional information regarding the issuance of these securities, see “November 2023 Warrant Inducement Transactions” on page 8 of this prospectus. We are registering the Warrant Shares in order to permit the Selling Stockholders to offer such shares of Common Stock for resale from time to time. Except for the Inducements described in the section entitled “November 2023 Warrant Inducement Transactions”, and as disclosed in this section under “Material Relationships with Selling Stockholders,” the Selling Stockholders have not had any material relationship with us or our affiliates within the past three years.

The following table sets forth certain information with respect to each Selling Stockholder, including (i) the shares of Common Stock beneficially owned by the Selling Stockholder prior to this offering, (ii) the number of Warrant Shares being offered by the Selling Stockholder pursuant to this prospectus and (iii) the Selling Stockholders’ beneficial and percentage ownership of our outstanding shares of Common Stock after completion of this offering. The registration of the Warrant Shares issuable to the Selling Stockholders pursuant to the Warrants does not necessarily mean that the Selling Stockholders will sell all or any of such Warrant Shares, but the number of shares of Common Stock and percentages set forth in the final two columns below assume that all Warrant Shares being offered by the Selling Stockholders are sold. The final two columns also assume, as of January 3, 2024, the full exercise of the Warrants, without regard to any limitations on exercise or to stockholder approval of the Inducements. See “Plan of Distribution.”

The table is based on information supplied to us by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to shares of Common Stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares of Common Stock beneficially owned by a Selling Stockholder and the percentage ownership of that Selling Stockholder, shares of Common Stock subject to securities held by that Selling Stockholder that are exercisable for or convertible into shares of Common Stock within 60 days after January 3, 2024, are deemed outstanding. Such shares of Common Stock, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)(2)	Maximum Number of Warrant Shares to be Sold Pursuant to this Prospectus (3)	Number of Shares of Common Stock Beneficially Owned After Offering (1)(4)	Percentage Beneficially Owned After Offering (1)(4)
Armistice Capital Master Fund Ltd. (5)	112,941	862,844	–	–
Intracoastal Capital LLC (6)	51,652	103,304	–	–
District 2 Capital Fund LP (7)	52,719	105,438	–	–
Hudson Bay Master Fund Ltd. (8)	31,378	62,756	–	–
CVI Investments, Inc. (9)	34,444	68,888	–	–
Kingsbrook Opportunities Master Fund LP (10)	223	446	–	–
Boothbay Absolute Return Strategies LP (11)	17,328	34,656	–	–
Boothbay Diversified Alpha Master Fund LP (12)	8,831	17,662	–	–
S.N.H Financial Investments Ltd (13)	16,625	33,250	–	–
Iroquois Master Fund, Ltd. (14)	9,251	18,502	–	–
Iroquois Capital Investment Group, LLC (15)	2,522	5,044	–	–
Anson Investments Master Fund LP (16)	162,047	150,000	87,047	2.35%
TOTAL	499,961	1,462,790	87,047	2.35%

*	Less than 1%

(1)	The number of shares owned and the percentage of beneficial ownership prior to and after this offering set forth in these columns are based on 2,150,412 shares of Common Stock outstanding on January 3, 2024. Exercises of the Warrants and exercises of other securities held by the Selling Stockholders are subject to certain beneficial ownership limitations, which provide that a holder of the Warrants will not have the right to exercise any portion of such Warrants if such holder, together with such holder’s affiliates, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to the Company, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding (each such limitation, a “Beneficial Ownership Limitation”). As a result, the number of shares of Common Stock reflected in these columns as beneficially owned by each Selling Stockholder includes (a) any outstanding shares of Common Stock held by such Selling Stockholder, and (b) if any, the number of Warrant Shares offered hereby and any other securities convertible into or exercisable for shares of Common Stock that may be held by such Selling Stockholder, in each case which such Selling Stockholder has the right to acquire as of January 3, 2024 and without such holder or any of such holder’s affiliates beneficially owning more than 4.99% or 9.99%, as applicable, of the number of outstanding shares of Common Stock as of January 3, 2024.

(2)	The number of shares of Common Stock reflected in this column assumes that the Stockholder Approval Date will not occur within 60 days of January 3, 2024.

(3)	Represents shares of Common Stock beneficially owned by the Selling Stockholders upon full exercise of the Warrants offered hereby, without regard to (i) the Beneficial Ownership Limitations that apply to such Warrants or (ii) the limitation on the exercise of each of the Series A-2 Warrants and the Series B-2 Warrants that remains in effect until the Stockholder Approval Date.

(4)	The number of shares owned and the percentage of beneficial ownership after this offering set forth in these columns assumes full exercise of the Warrants for an aggregate of 1,462,790 Warrant Shares offered hereby and the subsequent sale of all such Warrant Shares, as well as that the Stockholder Approval Date occurs within 60 days of January 3, 2024.

(5)

Shares of Common Stock beneficially owned prior to the offering include Series A-1 Warrants and Series B-1 Warrants exercisable for up to an aggregate of 112,451 shares of Common Stock, as a result of a 4.99% Beneficial Ownership Limitation in such Warrants. Shares of Common Stock beneficially owned prior to the offering exclude (i) Series A-1 Warrants and Series B-1 Warrants exercisable for up to an aggregate of 318,971 shares of Common Stock that may not be issued to such Selling Stockholder due to such 4.99% Beneficial Ownership Limitation and (ii) Series A-2 Warrants exercisable for up to 27,172 shares of Common Stock and Series B-2 Warrants exercisable for up to 404,250 shares of Common Stock, assuming the Stockholder Approval Date does not occur within 60 days after January 3, 2024.

The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(6)

Shares of Common Stock beneficially owned prior to the offering include Series A-1 Warrants and Series B-1 Warrants exercisable for up to an aggregate of 51,652 shares of Common Stock, which are subject to a 4.99% Beneficial Ownership Limitation. Shares of Common Stock beneficially owned prior to the offering exclude Series A-2 Warrants exercisable for up to 1,113 shares of Common Stock and Series B-2 Warrants exercisable for up to 50,539 shares of Common Stock, assuming the Stockholder Approval Date does not occur within 60 days after January 3, 2024.

Intracoastal Capital LLC (“Intracoastal”) is a limited liability company. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. The address of Intracoastal Capital, LLC is 245 Palm Trail, Delray Beach, Florida 33483.

(7)

Shares of Common Stock beneficially owned prior to the offering include Series A-1 Warrants and Series B-1 Warrants exercisable for up to an aggregate of 52,719 shares of Common Stock, which are subject to a 4.99% Beneficial Ownership Limitation. Shares of Common Stock beneficially owned prior to the offering exclude A-2 Warrants exercisable for up to 2,180 shares of Common Stock and Series B-2 Warrants exercisable for up to 50,539 shares of Common Stock assuming the Stockholder Approval Date does not occur within 60 days after January 3, 2024.

District 2 Capital Fund LP (“District 2”) is a partnership. District 2 is managed by District 2 Capital GP (“District GP”). Michael Bigger, managing member of District GP, and Eric Schlanger, a partner of District GP, have voting or investment control over the shares held by District 2. Each of Messrs. Bigger and Schlanger disclaims beneficial ownership of these securities except to the extent of their pecuniary interest therein. The address of District 2 is 14 Wall Street, 2nd Floor, Huntington, NY 11743.

(8)

Shares of Common Stock beneficially owned prior to the offering include Series A-1 Warrants and Series B-1 Warrants exercisable for up to an aggregate of 31,378 shares of Common Stock, which are subject to a 4.99% Beneficial Ownership Limitation. Shares of Common Stock beneficially owned prior to the offering exclude Series A-2 Warrants exercisable for up to 1,055 shares of Common Stock and Series B-2 Warrants exercisable for up to 30,323 shares of Common Stock, assuming the Stockholder Approval Date does not occur within 60 days after January 3, 2024.

Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address of Hudson Bay Capital Management LP is 28 Havemeyer Place, 2nd Floor, Greenwich CT 06830.

(9)

Shares of Common Stock beneficially owned prior to the offering include Series A-1 Warrants and Series B-1 Warrants exercisable for up to an aggregate of 34,444 shares of Common Stock, which are subject to a 4.99% Beneficial Ownership Limitation. Shares of Common Stock beneficially owned prior to the offering exclude Series A-2 Warrants exercisable for up to 4,444 shares of Common Stock and Series B-2 Warrants exercisable for up to 30,000 shares of Common Stock, assuming the Stockholder Approval Date does not occur within 60 days after January 3, 2024.

Heights Capital Management, Inc. (“Heights Capital”) serves as the investment manager to CVI Investments, Inc. (“CVI”) and may be deemed to be the beneficial owner of all securities owned by CVI. Martin Kobinger, in his capacity as Investment Manager of Heights Capital, may also be deemed to have investment discretion and voting power over the securities held by CVI. Mr. Kobinger disclaims beneficial ownership of these securities except to the extent of their pecuniary interest therein. Their business address is 101 California Street, Suite 3250, San Francisco, California 94111.

(10)

Shares of Common Stock beneficially owned prior to the offering include Series A-1 Warrants exercisable for up to 223 shares of Common Stock, which are subject to a 4.99% Beneficial Ownership Limitation. Shares of Common Stock beneficially owned prior to the offering exclude the Series A-2 Warrants exercisable for up to 223 shares of Common Stock, assuming the Stockholder Approval Date does not occur within 60 days after January 3, 2024.

Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook”) and consequently has voting control and investment discretion over securities held by Kingsbrook. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaims beneficial ownership of these securities except to the extent of their pecuniary interest therein. The principal business address of Kingsbrook Partners LP is c/o Kingsbrook Partners LP, 689 Fifth Avenue, 12th Floor, New York, NY 10022.

(11)

Shares of Common Stock beneficially owned prior to the offering include Series A-1 Warrants and Series B-1 Warrants exercisable for up to an aggregate of 17,328 shares of Common Stock, which are subject to a 4.99% Beneficial Ownership Limitation. Shares of Common Stock beneficially owned prior to the offering exclude Series A-2 Warrants exercisable for up to 589 shares of Common Stock and Series B-2 Warrants exercisable for up to 16,739 shares of Common Stock, assuming the Stockholder Approval Date does not occur within 60 days after January 3, 2024.

Boothbay Absolute Return Strategies, LP, a Delaware limited partnership (“BBARS”), is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (“Boothbay”). Boothbay, in its capacity as the investment manager of BBARS, has the power to vote and the power to direct the disposition of all securities held by BBARS. Ari Glass is the Managing Member of Boothbay. Each of BBARS, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The business address of Boothbay and BBARS is 140 E 45th Street, 14th Floor, New York, NY 10017.

(12)

Shares of Common Stock beneficially owned prior to the offering include Series A-1 Warrants and Series B-1 Warrants exercisable for up to an aggregate of 8,831 shares of Common Stock, which are subject to a 4.99% Beneficial Ownership Limitation. Shares of Common Stock beneficially owned prior to the offering exclude Series A-2 Warrants exercisable for up to 300 shares of Common Stock and Series B-2 Warrants exercisable for up to 8,531 shares of Common Stock, assuming the Stockholder Approval Date does not occur within 60 days after January 3, 2024.

Boothbay Diversified Alpha Master Fund LP, a Cayman Islands limited partnership (“BBDAMF”), is managed by Boothbay. Boothbay, in its capacity as the investment manager of BBDAMF, has the power to vote and the power to direct the disposition of all securities held by BBDAMF. Ari Glass is the Managing Member of Boothbay. Each of BBDAMF, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The business address of Boothbay and BBDAMF is 140 E 45th Street, 14th Floor, New York, NY 10017.

(13)

Shares of Common Stock beneficially owned prior to the offering include Series A-1 Warrants and Series B-1 Warrants exercisable for up to an aggregate of 16,625 shares of Common Stock, which are subject to a 4.99% Beneficial Ownership Limitation. Shares of Common Stock beneficially owned prior to the offering exclude Series A-2 Warrants exercisable for up to 1,625 shares of Common Stock and Series B-2 Warrants exercisable for up to 15,000 shares of Common Stock, assuming the Stockholder Approval Date does not occur within 60 days after January 3, 2024.

Nir Shamir has the power to vote and the power to direct the disposition of all securities held by S.N.H Financial Investments Ltd. (“S.N.H.”). Nir Shamir disclaims beneficial ownership of these securities except to the extent of their pecuniary interest therein. The business address of S.N.H is 3 Arik Einstein, Hertliya Hills, Herzliya, Israel.

(14)

Shares of Common Stock beneficially owned prior to the offering include Series A-1 Warrants and Series B-1 Warrants exercisable for up to an aggregate of 9,251 shares of Common Stock, which are subject to a 4.99% Beneficial Ownership Limitation. Shares of Common Stock beneficially owned prior to the offering exclude Series A-2 Warrants exercisable for up to 1,165 shares of Common Stock and Series B-2 Warrants exercisable for up to 8,086 shares of Common Stock, assuming the Stockholder Approval Date does not occur within 60 days after January 3, 2024.

Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. (“IMF”). Iroquois Capital Management, LLC has voting control and investment discretion over securities held by IMF. As Managing Members of Iroquois Capital Management, LLC, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Iroquois Capital Management and IMF. Each of Iroquois Capital Management, LLC, Mr. Abbe and Ms. Page disclaims beneficial ownership of these securities except to the extent of their pecuniary interest therein. IMF’s address is 2 Overhill Road, Suite 400, Scarsdale, NY 10583.

(15)

Shares of Common Stock beneficially owned prior to the offering include Series A-1 Warrants and Series B-1 Warrants exercisable for up to an aggregate of 2,522 shares of Common Stock, which are subject to a 4.99% Beneficial Ownership Limitation. Shares of Common Stock beneficially owned prior to the offering exclude Series A-2 Warrants exercisable for up to 500 shares of Common Stock and Series B-2 Warrants exercisable for up to 2,022 shares of Common Stock, assuming the Stockholder Approval Date does not occur within 60 days after January 3, 2024.

Richard Abbe is the managing member of Iroquois Capital Investment Group, LLC (“ICIG”). Mr. Abbe has voting control and investment discretion over securities held by ICIG. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by ICIG. Mr. Abbe disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. ICIG’s address is 2 Overhill Road, Suite 400, Scarsdale, NY 10583.

(16)

Shares of Common Stock beneficially owned prior to the offering include (i) Series B-1 Warrants exercisable for up to an aggregate of 75,000 shares of Common Stock, which are subject to a 4.99% Beneficial Ownership Limitation, (ii) warrants exercisable for up to an aggregate of 33,896 shares of Common Stock, which are subject to a 4.99% Beneficial Ownership Limitation and (iii) warrants exercisable for up to an aggregate of 53,151 shares of Common Stock, which are subject to a 9.99% Beneficial Ownership Limitation, assuming such warrants are exercised subsequent to the exercise of the warrants for shares of Common Stock described in (i) and (ii) above and such shares remain held. Shares of Common Stock beneficially owned prior to the offering exclude Series B-2 Warrants exercisable for up to 75,000 shares of Common Stock, assuming the Stockholder Approval Date does not occur within 60 days after January 3, 2024.

Shares of Common Stock beneficially owned subsequent to the offering include warrants subject to 4.99% and 9.99% Beneficial Ownership Limitations, as applicable, exercisable for up to an aggregate of 87,047 shares of Common Stock.

Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Material Relationships with Selling Stockholders

September 2021 Offering

On September 15, 2021, the Company closed an underwritten public offering (the “September 2021 Offering”) pursuant to which the Company issued to each of the Selling Stockholders an aggregate of (i) 2,788,750 shares of Common Stock, including 363,750 shares of Common Stock issued upon the full exercise of the underwriters’ over- allotment option and (ii) accompanying warrants to purchase up to an aggregate of 2,788,750 shares of Common Stock, at an exercise price of $4.95 per share, subject to certain adjustments, including warrants issued upon the full exercise of the underwriter’s over-allotment option to purchase up to an additional 363,750 shares of Common Stock, at a combined public offering price of $4.50 per share and accompanying warrant. The September 2021 Offering resulted in gross proceeds, inclusive of proceeds from the full exercise of the over-allotment option, of approximately $12.5 million, before deducting underwriting discounts and commissions of 7% of the gross proceeds (or 3.5% of the gross proceeds in the case of certain identified investors) and estimated offering expenses.

August 2021 Series F Preferred Stock Offering

In August 2021, the Company closed a private placement transaction with several institutional accredited investors, including Anson, for an aggregate investment of $4,000,000. Pursuant to which, the Company issued to Anson (i) 666,666 shares of Series F Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series F Preferred Stock”) convertible into shares of Common Stock, issuable from time to time upon conversion of such shares of Series F Preferred Stock, and (ii) warrants, with a term of five and a half (5.5) years exercisable on February 16, 2022, to purchase an aggregate of up to 3,333,330 shares of Common Stock at an exercise price of $0.78 per share, for an investment of approximately $2 million. The numbers of shares of Series F Preferred Stock and Common Stock discussed in this subsection do not give effect to the various reverse stock splits of the Company since August 2021.

February 2021 Series E Preferred Stock Offering

In February 2021, the Company closed a private placement transaction with several institutional accredited investors, including Anson, for an aggregate investment of $4,000,000. Pursuant to which, the Company issued to Anson (i) 738,008 shares of Series E Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series E Preferred Stock”) convertible into an aggregate of up to 1,476,016 shares of Common Stock that are issuable from time to time upon conversion of such shares of Series E Preferred Stock; (ii) warrants, with a term of five (5) years exercisable immediately upon issuance, to purchase an aggregate of up to 500,000 shares of Common Stock at an exercise price of $1.23 per share, subject to customary adjustments thereunder; and (iii) warrants, with a term of five (5) years exercisable immediately upon issuance, to purchase an aggregate of up to 976,016 shares of Common Stock at an exercise price of $1.23 per share, subject to customary adjustments thereunder, for an investment of approximately $2 million. The numbers of shares of Series E Preferred Stock and Common Stock and the exercise price of the warrants, as applicable, discussed in this subsection do not give effect to the various reverse stock splits of the Company since February 2021.

January 2023 Offering

On January 25, 2023, the Company closed a firm commitment registered public offering (the “January 2023 Offering”) pursuant to which the Company issued to all of the Selling Stockholders other than Kingsbrook (i) 529,250 shares of Common Stock and 10,585,000 common stock purchase warrants (exercisable for 793,875 shares of Common Stock at a purchase price of $2.52 per share), subject to certain adjustments, (ii) 3,440,000 pre-funded common stock purchase warrants which were exercised for 172,000 shares of Common Stock at a purchase price of $0.02 per share, subject to certain adjustments, (iii) 3,440,000 warrants to purchase up to an aggregate of 258,000 shares of Common Stock at $2.52 per share and (iv) 815,198 additional warrants to purchase up to 61,140 shares of Common Stock at $2.52 per share, which additional warrants were issued upon the partial exercise by the underwriters of their over-allotment option, pursuant to an underwriting agreement, dated as of January 23, 2023 between the Company and Maxim Group LLC, as representative of the underwriters. The January 2023 Offering resulted in gross proceeds to the Company of approximately $5.2 million, before deducting underwriting discounts and commissions of 7% of the gross proceeds (3.5% of the gross proceeds in the case of certain identified investors) and estimated January Offering expenses.

Warrant Exercise Agreement

On January 8, 2021, the Company entered into a Warrant Amendment and Exercise Agreement (the “Amendment Agreement”) with Anson, holder of a common stock purchase warrant, dated April 4, 2019, previously issued by the Company, exercisable for up to 2,469,136 shares of Common Stock (the “Original Warrant”). Pursuant to the Amendment Agreement, as a result of Anson’s full exercise of the Original Warrant for 2,469,136 shares of Common Stock, the Company issued to Anson a new warrant exercisable for up to 2,469,136 shares of Common Stock at $1.525 per share. Such new warrant is exercisable at any time until the original expiration date of the Original Warrant, which is April 4, 2024. The numbers of shares of Common Stock discussed in this subsection do not give effect to the various reverse stock splits of the Company since January 2021.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds from the sale of the Warrant Shares under this prospectus and we will not receive any of such proceeds. We will receive proceeds in the event that any of the Warrants are exercised for cash at their applicable exercise prices, which would result in our receipt of aggregate gross proceeds of up to approximately $2.0 million if all Warrants are exercised in full for cash at such prices. Any proceeds that we receive from the exercise of the Warrants will be used for working capital and other general corporate purposes. The Selling Stockholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. The Series A-1 Warrants and the Series B-1 Warrants were immediately exercisable upon issuance. The Series A-2 Warrants and Series B-2 Warrants are only exercisable at any time on or after the Stockholder Approval Date, and we cannot guarantee that stockholder approval for the Inducements will be obtained within the time periods set forth in the Inducement Agreements, or at all. In addition, the Warrants may be exercised on a cashless basis if, at any time on or after February 22, 2024, there is not an effective registration statement covering the resale of the Warrant Shares, or the prospectus contained therein is not available for the issuance of the Warrant Shares. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of any of the Warrants, and we cannot plan on any specific uses of any proceeds that we may receive beyond the purposes described herein.

See “Plan of Distribution” elsewhere in this prospectus for more information.

DESCRIPTION OF SECURITIES THAT THE SELLING STOCKHOLDERS ARE OFFERING

The Selling Stockholders are offering for resale up to an aggregate of 1,462,790 shares of Common Stock issuable upon full cash exercise of the Warrants. The following description of our Common Stock, certain provisions of our articles of incorporation, as amended, our bylaws and Nevada law are summaries. You should also refer to our articles of Incorporation, as amended, and our bylaws, which are listed as exhibits to the registration statement of which this prospectus is part. For a further description of the Warrants, see the section entitled “November 2023 Warrant Inducement Transactions”. For a complete description of the terms and conditions of the Inducement Agreements and the Warrants, please refer to our Current Report on Form 8-K/A filed with the SEC on November 21, 2023 and the forms of the Inducement Agreements and the Warrants filed as exhibits thereto.

General

The Company is authorized to issue 110,000,000 shares of its capital stock consisting of (a) 100,000,000 shares of Common Stock and (b) 10,000,000 shares of “blank check” preferred stock, of which 2,000 shares of preferred stock were designated as the Series C Preferred Stock and 1,333,333 shares of preferred stock were designated as Series F Preferred Stock.

As of January 3, 2024, 2,150,412 shares of our Common Stock were issued and outstanding, held by 89 stockholders of record (which do not include shares of Common Stock held in street name), which number excludes the following as of such date: (i) the exercise of outstanding warrants to purchase up to an aggregate of 3,672,757 shares of Common Stock with an approximate weighted average exercise price and remaining life in years of $46.08 and 3.58, respectively, and (ii) the exercise of outstanding options to purchase up to an aggregate of 41,632 shares of Common Stock at a weighted average exercise price of $13.02 per share. In addition, as of January 3, 2024, 10 shares of our Series C Preferred Stock were issued and outstanding, held by one stockholder of record and 106,333 shares of Series F Preferred Stock were issued and outstanding, held by one stockholder of record. The Series C Preferred Stock ranks senior to the Common Stock and the Series F Preferred Stock with respect to dividends and redemption rights and rights upon liquidation, dissolution or winding up of the Company and the Series F Preferred Stock ranks senior to the Common Stock with respect to dividends and redemption rights and rights upon liquidation, dissolution or winding up of the Company.

Common Stock

Each share of Common Stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Our articles of incorporation do not provide for cumulative voting in the election of directors.

Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our Common Stock have no preemptive rights or other subscription rights, conversion rights, registration rights, redemption or sinking fund provisions by virtue of only holding such shares. Upon our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

Anti-Takeover Provisions

Some features of the Nevada Revised Statutes (“NRS”), which are further described below, may have the effect of deterring third parties from making takeover bids for control of us or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of Common Stock as a result of a takeover bid.

Acquisition of Controlling Interest

The NRS contain provisions governing acquisition of a controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless certain criteria are satisfied. Our amended and restated bylaws provide that these provisions will not apply to us or to any existing or future stockholder or stockholders.

Combination with Interested Stockholder

The NRS contain provisions governing combinations of a Nevada corporation that has 200 or more stockholders of record with an “interested stockholder.” These provisions only apply to a Nevada corporation that, at the time the potential acquirer became an interested stockholder, has a class or series of voting shares listed on a national securities exchange, or has a class or series of voting shares traded in an “organized market” and satisfies certain specified public float and stockholder levels. As we do not now meet those requirements, we do not believe that these provisions are currently applicable to us. However, to the extent they become applicable to us in the future, they may have the effect of delaying or making it more difficult to affect a change in control of the Company in the future.

A corporation affected by these provisions may not engage in a combination within two years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the two-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

●	the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

●	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

●	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation, and define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation:

●	having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

●	having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

●	representing 10% or more of the earning power or net income of the corporation.

Anti-Takeover Effects of Certain Provisions of our Bylaws

Our bylaws provide that directors may be removed by the stockholders with or without cause upon the vote of a plurality of the votes cast at a meeting of stockholders. Furthermore, the authorized number of directors may be changed only by resolution of the Board, and vacancies may only be filled by a majority vote of the directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders. Except as otherwise provided in the bylaws and the articles of incorporation any vacancies or newly created directorships on the Board resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum.

Our bylaws also provide that only a director, chief executive officer, chief financial officer, president, vice president or corporate secretary may call a special meeting of stockholders.

The combination of these provisions makes it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Since our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Registration Rights

Pursuant to each of the Inducement Agreements, the Company was obligated to file a registration statement on Form S-3 with the SEC covering the resale of the Warrant Shares issuable upon exercise of the Warrants and to ensure such registration statement is declared effective. In order to satisfy such obligations, the Company is filing this registration statement to register for resale all of the Warrant Shares issuable upon exercise of the Warrants issued to the Selling Stockholders pursuant to the Inducement Agreements.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Nevada Agency and Transfer Company, which is located at 50 West Liberty Street, Suite 880, Reno, NV 89501 and its telephone number is (775) 322-5623.

Nasdaq Listing

Our Common Stock is listed on Nasdaq under the symbol “LGMK.”

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121 and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities covered hereby, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Stockholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Stockholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and are informing the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable

LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for us by Sullivan &Worcester LLP of New York, New York.

EXPERTS

The consolidated financial statements of LogicMark, Inc. as of December 31, 2021 and for the year then ended incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of LogicMark, Inc. as of December 31, 2022 and for the year then ended incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at www.logicmark.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase shares of our Common Stock in this offering.

INCORPORATION BY REFERENCE

We incorporate by reference the filed documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K), except as superseded, supplemented or modified by this prospectus or any subsequently filed document incorporated by reference herein as described below:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 30, 2023;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 12, 2023;

●	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, filed with the SEC on August 11, 2023;

●	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, filed with the SEC on November 9, 2023;

●	our Definitive Proxy Statement on Schedule 14A for our special meeting of stockholders, filed with the SEC on January 31, 2023, as supplemented by the Definitive Revised Materials filed with the SEC on February 2, 2023, and the Definitive Additional Materials filed on February 27, 2023 and March 2, 2023;

●	our Definitive Proxy Statement on Schedule 14A for our annual meeting of stockholders to be held on December 20, 2023, filed with the SEC on November 7, 2023, as supplemented by each of the Definitive Additional Materials filed with the SEC on November 7, 2023 and November 28, 2023;

●	our Current Reports on Forms 8-K and 8-K/A filed with the SEC on January 26, 2023, March 8, 2023, April 6, 2023, April 27, 2023, June 2, 2023, November 1, 2023, November 21, 2023 and December 22, 2023; and

●	our registration statement on Form 8-A filed with the SEC on September 9, 2014, including any amendments or reports filed for the purpose of updating such description (including our Current Report on Form 8-K filed with the SEC on June 2, 2023) and (ii) Exhibit 4.1 — Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on April 15, 2022.

We also incorporate by reference into this prospectus additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act: (i) on or after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) on or after the date of this prospectus but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, but not delivered with such prospectus. Requests should be directed to:

LogicMark, Inc.

2801 Diode Lane

Louisville, KY 40299

(502) 442-7911

info@LogicMark.com

Copies of these filings are also available on our website at www.logicmark.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

Up to 1,462,790 Shares of Common Stock

Issuable Upon Exercise of Common Stock Purchase Warrants

LOGICMARK, INC.

PROSPECTUS

The date of this prospectus is           , 2024.

PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the registrant (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares of Common Stock). All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$228.41
Transfer agent and registrar fees and expenses	$4,500
Legal fees and expenses	$50,000
Printing fees and expenses	$7,000
Accounting fees and expenses	$10,000
Miscellaneous fees and expenses	$3,500
Total	$75,228.41

Item 15. Indemnification of Directors and Officers.

Section 78.138 of the NRS provides that, subject to certain exceptions under Nevada law, unless the articles of incorporation or an amendment thereto provides for greater individual liability, a director or officer is not individually liable to the Company or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Company’s articles of incorporation further provide that the personal liability of the directors of the Company is eliminated to the fullest extent permitted by the NRS.

Section 78.7502 of the NRS provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

NRS Section 78.7502 also provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any indemnification pursuant to the above provisions may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. The Company’s articles of incorporation and bylaws comply with Nevada law as set forth above.

As permitted by Section 78.138 of the NRS, Article VII of the Company’s articles of incorporation provides:

“To the full extent permitted by the ACT and any other applicable law currently or hereafter in effect, no director or officer of the Company will be personally liable to the Company or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a director.”

Pursuant to an employment agreement, entered into on November 2, 2022 and effective as of June 14, 2022, with Chia-Lin Simmons, the Company’s Chief Executive Officer (the “Employment Agreement”), and which the Company has assumed as successor to its predecessor Delaware corporation, the Company has agreed to defend, indemnify, and hold Ms. Simmons harmless from and against any and all claims, damages, penalties or expenses arising from or in connection with the performance of Ms. Simmons’ job duties thereunder to the fullest extent required by law. Pursuant to an agreement, effective July 15, 2021, entered into with FLG Partners, LLC, as amended in February 2022 (the “FLG Agreement”), of which Mark Archer, the Company’s Chief Financial Officer, is a partner, the Company, as successor to its predecessor Delaware corporation, has agreed to indemnify Mr. Archer and FLG Partners, LLC in connection with Mr. Archer’s services to the Company. The foregoing descriptions of the Employment Agreement and FLG Agreement are not complete and are qualified in their entirety by reference to the full text of the Employment Agreement and FLG Agreement, which are attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 4, 2022 (with respect to the Employment Agreement), and Exhibits 10.15 and 10.16 to the Company’s Annual Report on Form 10-K, filed with the SEC on April 15, 2022 (with respect to the FLG Agreement).

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

The Company has entered into indemnification agreements with each of its directors and executive officers, pursuant to which the Company has agreed to indemnify such persons against all expenses and liabilities incurred or paid by such persons in connection with any proceeding arising from the fact that such persons are or were officers or directors of the Company, and to advance expenses as incurred by or on behalf of such persons in connection therewith.

In addition, in connection with the Company’s reincorporation from the State of Delaware to the State of Nevada effective as of June 1, 2023, the Company intends to continue to maintain general liability insurance policy that covers liabilities of its directors and officers arising out of claims based on acts or omissions in their respective capacities as such directors or officers.

See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

Item 16. Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

i. Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement;

ii. Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

iii. Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, in the State of Kentucky on January 4, 2024.

LOGICMARK, INC.

By:	/s/ Mark Archer
Mark Archer
Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Archer, his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Signature	Title	Date

/s/ Chia-Lin Simmons	Chief Executive Officer and Director	January 4, 2024
Chia-Lin Simmons	(Principal Executive Officer)

/s/ Mark Archer	Chief Financial Officer	January 4, 2024
Mark Archer	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Carine Schneider	Director	January 4, 2024
Carine Schneider

/s/ John Pettitt	Director	January 4, 2024
John Pettitt

/s/ Barbara Gutierrez	Director	January 4, 2024
Barbara Gutierrez

/s/ Robert A. Curtis	Director	January 4, 2024
Robert A. Curtis

/s/ Thomas Wilkinson	Director	January 4, 2024
Thomas Wilkinson

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of May 19, 2017, by and among the Company, Fit Merger Sub, Inc., Fit Pay, Inc. and Michael Orlando (3)
2.2	Agreement and Plan of Merger, dated as of June 1, 2023, by and between the Company and LogicMark, Inc., a Delaware corporation. (25)
3.1(i)(a)	Certificate of Incorporation, as amended (1)
3.1(i)(b)	Certificate of Amendment to Certificate of Incorporation (2)
3.1(i)(c)	Certificate of Amendment to Certificate of Incorporation (19)
3.1(i)(d)	Certificate of Amendment to Certificate of Incorporation (20)
3.1(i)(e)	Certificate of Designations for Series C Non-Convertible Preferred Stock (3)
3.1(i)(f)	Certificate of Amendment to the Certificate of Designations of Series C Non-Convertible Voting Preferred Stock (19)
3.1(i)(g)	Form of Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock (17)
3.1(i)(h)	Certificate of Amendment to Certificate of Incorporation of LogicMark, Inc. (24)
3.1(i)(i)	Series C Certificate of Amendment to the Series C Certificate of Designations of LogicMark, Inc. (24)
3.1(i)(j)	Articles of Incorporation, filed with the Secretary of State of the State of Nevada on June 1, 2023 (25)
3.1(i)(k)	Certificate of Designations, Preferences and Rights of Series C Non-Convertible Voting Preferred Stock, filed with the Secretary of State of the State of Nevada on June 1, 2023 (25)
3.1(i)(l)	Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock, filed with the Secretary of State of the State of Nevada on June 1, 2023 (25)
3.1(ii)	Bylaws (25)
4.1	Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (22)
4.2	Form of Warrant for November 2017 Private Placement (4)
4.3	Form of Warrant to Sagard Credit Partners, LP (5)
4.4	Form of September 2018 New Warrant (7)
4.5	Form of Warrant Amendment and Exercise Agreement (7)
4.6	Form of Pre-Funded Warrant for July 2020 Private Placement (10)
4.7	Form of Registered Warrant for July 2020 Private Placement (10)
4.8	Form of Unregistered Warrant for July 2020 Private Placement (10)
4.9	Form of Registered Warrant for December 2020 Private Placement (8)
4.10	Form of Unregistered Warrant for December 2020 Private Placement (8)
4.11	Form of New Warrant (11)
4.12	Form of Series F Convertible Preferred Stock Certificate (22)
4.13	Form of Registered Warrant for February 2021 Private Placement (9)
4.14	Form of Unregistered Warrant for February 2021 Private Placement (9)
4.15	Form of Unregistered Warrant for August 2021 Private Placement (17)
4.16	Form of Warrant for September 2021 Public Offering (18)
4.17	Form of Warrant for January 2023 Public Offering (23)
4.18	Form of Pre-Funded Warrant for January 2023 Public Offering (23)
4.19	Form of Series A-1 Warrant (27)
4.20	Form of Series A-2 Warrant (27)
4.21	Form of Series B-1 Warrant (27)
4.22	Form of Series B-2 Warrant (27)
5.1**	Opinion of Sullivan & Worcester LLP
10.1†	2013 Long Term Incentive Plan (1)
10.2†	Forms of Agreement Under 2013 Long Term Incentive Plan (1)
10.3†	2017 Stock Incentive Plan (6)
10.4	Form of Securities Purchase Agreement for July 2020 Offering (10)
10.5	Form of Securities Purchase Agreement for December 2020 Offering (8)
10.6	Form of Warrant Amendment and Exercise Agreement, dated January 8, 2021 (11)
10.7	Form of Securities Purchase Agreement for February 2021 Offering (9)
10.8	Form of Securities Purchase Agreement for August 2021 Private Placement (17)
10.9	Form of Voting Agreement by and between the Company and certain investors in the September 2021 Public Offering (18)
10.10	Lease Agreement, dated June 2, 2020, by and between LogicMark LLC and Moorman Properties, LLC (13)
10.11	Settlement Agreement, dated August 11, 2021, by and between the Company and Giesecke+Devrient Mobile Security America, Inc. (15)
10.12†	Employment Agreement, entered into on January 8, 2021, by and between the Company and Vincent S. Miceli (12)
10.13	Letter Agreement, effective as of August 1, 2021, by and between the Company and Vincent S. Miceli. (16)
10.14†	Employment Agreement, dated as of June 8, 2021, by and between the Company and Chia-Lin Simmons (14)
10.15†	Executive Employment Agreement, dated as of November 2, 2022, by and between the Company and Chia-Lin Simmons (21)
10.16	Agreement, dated as of July 15, 2021, by and between the Company and FLG Partners, LLC (16)

Exhibit No.	Description of Exhibit
10.17	First Amendment to Agreement, dated as of February 15, 2022, by and between the Company and FLG Partners, LLC (22)
10.18	Form of Voting Agreement, dated January 25, 2023, by and between the Company and certain investors in the January 2023 Public Offering (23)
10.19	Form of Warrant Agency Agreement, dated January 25, 2023, by and between the Company and Nevada Agency and Transfer Company (23)
10.20	Form of Indemnification Agreement (25)
10.21†	LogicMark, Inc. 2023 Stock Incentive Plan (26)
10.22†	Form of Restricted Stock Award Agreement for LogicMark, Inc. 2023 Stock Incentive Plan (26)
10.23†	Form of Stock Option Agreement for LogicMark, Inc. 2023 Stock Incentive Plan (26)
10.24	Form of 2021 Inducement Agreement by and between the Company and each holder (28)
10.25	Form of 2023 Inducement Agreement by and between the Company and each holder (28)
23.1*	Consent of BPM LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Marcum LLP, Independent Registered Public Accounting Firm
23.3**	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this registration statement)
107*	Filing Fee Table

*	Filed herewith.
**	Previously filed.
†	Management contract or compensatory plan or arrangement.

(1)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-186331) with the SEC on January 31, 2013.
(2)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on September 12, 2016.
(3)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on May 30, 2017.
(4)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on November 9, 2017.
(5)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on May 30, 2018.
(6)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-226116) with the SEC on July 10, 2018.
(7)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on September 20, 2018.
(8)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on December 18, 2020.
(9)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on February 1, 2021.
(10)	Filed as an Exhibit to the Company’s Current Report on Form 8-K/A with the SEC on July 13, 2020.
(11)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on January 8, 2021.
(12)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on January 14, 2021.
(13)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on April 15, 2021.
(14)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on June 17, 2021.
(15)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on August 13, 2021.
(16)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q with the SEC on August 16, 2021.
(17)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on August 17, 2021.
(18)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1/A (File No. 333-259105) with the SEC on September 14, 2021.
(19)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on October 15, 2021.
(20)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on March 2, 2022.
(21)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on November 4, 2022.
(22)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on April 15, 2022.
(23)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on January 26, 2023.
(24)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on April 27, 2023.
(25)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on June 2, 2023.
(26)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q with the SEC on August 11, 2023.
(27)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on November 21, 2023.
(28)	Filed as an Exhibit to the Company’s Current Report on Form 8-K/A with the SEC on November 21, 2023.